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                                                               FILED PURSUANT TO
                                                               RULE 424(b)(3)




PROSPECTUS SUPPLEMENT DATED NOVEMBER 22, 1995
TO PROSPECTUS DATED AUGUST 16, 1995


                              PLAN OF DISTRIBUTION

   In addition to the plan of distribution set forth in the Prospectus of Sierra On-Line, Inc. (the "Company") dated August 16, 1995 (the "Prospectus") to which this Prospectus Supplement relates, the Selling Stockholders defined therein may effect distributions of the Company's Common Stock ("Stock") by means of short sales "against the box," in which a Selling Stockholder's obligation to deliver shares of Stock at a date subsequent to the short sale is fulfilled by delivery of shares of Stock referred to in the Prospectus.